As filed with the Securities and Exchange Commission on July 23, 2014

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C.  20549

FORM S-8

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

SanDisk Corporation

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	77-0191793 (I.R.S. Employer Identification No.)

951 SanDisk Drive Milpitas, California (Address of Principal Executive Offices)	95035 (Zip Code)

Fusion-io, Inc. 2008 Stock Incentive Plan

Fusion-io, Inc. 2010 Executive Stock Incentive Plan

Fusion-io, Inc. 2011 Equity Incentive Plan

Fusion-io, Inc. Non-Plan Stock Option Agreements

IO Turbine, Inc. 2009 Equity Incentive Plan

NexGen Storage, Inc. 2010 Equity Incentive Plan

(Full title of the plan)

Eric S. Whitaker, Esq.
Senior Vice President and Chief Legal Officer

SanDisk Corporation
951 SanDisk Drive
Milpitas, California 95035
(Name and address of agent for service)

(408) 801-1000
(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☒	Accelerated filer ☐

Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered(1)(2)	Proposed maximum offering price per share(3)	Proposed maximum aggregate offering price(3)	Amount of registration fee(2)(3)
Common Stock, par value $0.001 per share:
- To be issued pursuant to the Assumed Options (as defined below)	427,393	$68.48	$29,267,872.64	$3,769.71
- To be issued pursuant to the Assumed RSUs (as defined below)	445,072	$93.58	$41,649,837.76	$5,364.50
TOTAL	872,465		$70,917,710.40	$9,134.21

(1)          Represents the number of shares of SanDisk Corporation, a Delaware corporation (the “Company” or the “Registrant”), common stock, par value $0.001 per share (the “Common Stock”), that may be issuable pursuant to certain options and restricted stock units previously granted under the Fusion-io, Inc. 2008 Stock Incentive Plan, Fusion-io, Inc. 2010 Executive Stock Incentive Plan, Fusion-io, Inc. 2011 Equity Incentive Plan, Fusion-io, Inc. Non-Plan Stock Option Agreements, IO Turbine, Inc. 2009 Equity Incentive Plan, and NexGen Storage, Inc. 2010 Equity Incentive Plan (collectively, the “Plans”) and assumed by the Registrant (the “Equity Awards”).  This Registration Statement covers, in addition to the number of shares of Common Stock stated above, pursuant to Rule 416(c) under the Securities Act of 1933, as amended (the “Securities Act”), an additional indeterminate number of shares that may be offered or issued pursuant to the Equity Awards as a result of one or more adjustments under the Plans resulting from one or more stock splits, stock dividends, recapitalizations or similar transactions.

(2)          Each share of Common Stock is accompanied by a preferred stock purchase right pursuant to the Rights Agreement between the Company and Computershare Trust Company, Inc., dated as of September 15, 2003, as amended by Amendment No. 1 to Rights Agreement, dated as of November 6, 2006.  Until the occurrence of certain events specified in the Rights Agreement, these rights are not exercisable, are evidenced by the certificates for the Common Stock and are transferred solely with the Common Stock.  The value attributable to these rights, if any, is reflected in the value of the Common Stock, and, accordingly, no separate fee is paid.

(3)          With respect to the 427,393 shares of Common Stock issuable pursuant to certain options previously granted under the Plans and assumed by the Registrant (the “Assumed Options”), pursuant to Rule 457(h) of the Securities Act, the proposed maximum offering price per share and the proposed maximum aggregate offering price are based on the weighted average exercise price of $68.48 per share. With respect to the 445,072 shares of Common Stock issuable pursuant to certain restricted stock units previously granted under the Plans and assumed by the Registrant (the “Assumed RSUs”), pursuant to Rules 457(c) and 457(h) of the Securities Act, the proposed maximum offering price per share and the proposed maximum aggregate offering price are based on the average of the high and low prices of the Common Stock on July 21, 2014, as quoted on the NASDAQ Global Select Market, which was $93.58.

The Exhibit Index for this Registration Statement is at page 8.

EXPLANATORY NOTE

On June 16, 2014, SanDisk Corporation (the “Registrant”), Flight Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of the Registrant (“Merger Sub”), and Fusion-io, Inc., a Delaware corporation (“Fusion-io”), entered into an Agreement and Plan of Merger (the “Merger Agreement”), pursuant to which, at the Offer Closing (as defined in the Merger Agreement), certain options and restricted stock units of Fusion-io granted under the Plans are assumed by the Registrant and automatically converted into options exercisable for or restricted stock units covering, respectively, shares of Common Stock, subject to the terms and conditions of the underlying award agreements under the applicable plans.  The Registrant is filing this Registration Statement to register the shares underlying such assumed options and restricted stock units.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The document(s) containing the information specified in Part I of Form S-8 will be sent or given to participants as specified by Rule 428(b)(1) of the Securities Act of 1933, as amended (the “Securities Act”).

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference.

The following documents of the Registrant filed with the Securities and Exchange Commission (the “Commission”) are incorporated herein by reference:

(a)         The Registrant’s Annual Report on Form 10-K for its fiscal year ended December 29, 2013, filed with the Commission on February 21, 2014 (Commission File No. 000-26734);

(b)         The Registrant’s Quarterly Report on Form 10-Q for its fiscal quarter ended March 30, 2014, filed with the Commission on May 1, 2014 (Commission File No. 000-26734);

(c)          The Registrant’s Current Reports on Form 8-K, filed with the Commission on February 4, 2014, February 21, 2014, June 16, 2014, June 16, 2014, June 20, 2014 and July 23, 2014 (each, Commission File No. 000-26734);

(d)         The description of the Registrant’s Common Stock contained in its Registration Statement on Form 8-A filed with the Commission on September 8, 1995 (Commission File No. 000-26734), and any amendment or report filed for the purpose of updating such description; and

(e)          The description of the Registrant’s preferred stock purchase rights contained in its Registration Statement on Form 8-A filed with the Commission on September 25, 2003, as amended by the Registrant’s Form 8-A/A filed with the Commission on November 8, 2006 (Commission File No. 000-26734), and any amendment or report filed for the purpose of updating such description.

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents; provided, however, that documents or information deemed to have been furnished and not filed in accordance with Commission rules shall not be deemed incorporated by reference into this Registration Statement.  Any statement contained herein or in a document, all or a portion of which is incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement.  Any such statement so modified or superseded shall not be deemed, except as so modified or amended, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law authorizes a court to award or a corporation’s board of directors to grant indemnification to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act.  The Registrant provides in its bylaws for indemnification of officers, employees and other agents to the maximum extent permitted by the Delaware General Corporation Law.  The Registrant’s certificate of incorporation provides that, pursuant to Delaware law, the Registrant’s directors shall not be liable for monetary damages for breach of their fiduciary duty as directors to the Registrant and its stockholders.  However, this provision in the Registrant’s certificate of incorporation does not eliminate the fiduciary duty of the directors, and in appropriate circumstances, equitable remedies such as injunctive or other forms of non-monetary relief will remain available under Delaware law.  In addition, each director will continue to be subject to liability for breach of fiduciary duty as a director for (i) any breach of the director’s duty of loyalty to the Registrant or its stockholders, (ii) acts or omissions not in good faith or involving intentional misconduct or a knowing violation of law, (iii) payment of dividends or approval of stock repurchases and redemptions that are unlawful under Delaware law and (iv) any transaction from which the director derived any improper personal benefit.  The provision also does not affect a director’s responsibilities under any other law, such as the federal securities laws or state or federal environmental laws.  The Registrant has entered into indemnification agreements with its directors and certain officers that provide its directors and certain officers with further indemnification to the maximum extent permitted by the Delaware General Corporation Law.  The Registrant maintains officers’ and directors’ liability insurance.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

See the attached Exhibit Index at page 8, which is incorporated herein by reference.

Item 9. Undertakings.

(a)         The undersigned Registrant hereby undertakes:

(1)         To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)             To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)          To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)  To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2)         That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)         To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)         The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)          Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Form S-8 Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Milpitas, State of California, on July 23, 2014.

SANDISK CORPORATION

By:	/s/ Judy Bruner
Judy Bruner
Executive Vice President, Administration and
Chief Financial Officer
(Principal Financial Officer)

By:	/s/ Donald Robertson
Donald Robertson
Vice President, Chief Accounting Officer
(Principal Accounting Officer)

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Sanjay Mehrotra and Judy Bruner, and each of them, acting individually and without the other, as his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments, exhibits thereto and other documents in connection therewith) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or either of them individually, or their or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Sanjay Mehrotra	President and Chief Executive Officer and Director	July 23, 2014
Sanjay Mehrotra	(Principal Executive Officer)

/s/ Judy Bruner	Executive Vice President, Administration and	July 23, 2014
Judy Bruner	Chief Financial Officer
(Principal Financial Officer)

/s/ Donald F. Robertson	Vice President,	July 23, 2014
Donald F. Robertson	Chief Accounting Officer
(Principal Accounting Officer)

/s/ Michael E. Marks	Chairman of the Board	July 23, 2014
Michael E. Marks

/s/ Irwin Federman	Director	July 23, 2014
Irwin Federman

/s/ Steven J. Gomo	Director	July 23, 2014
Steven J. Gomo

/s/ Eddy W. Hartenstein	Director	July 23, 2014
Eddy W. Hartenstein

/s/ Dr. Chenming Hu	Director	July 23, 2014
Dr. Chenming Hu

/s/ Catherine P. Lego	Director	July 23, 2014
Catherine P. Lego

/s/ D. Scott Mercer	Director	July 23, 2014
D. Scott Mercer

EXHIBIT INDEX

Incorporated by Reference
Exhibit Number	Exhibit Title	Form	File No.	Exhibit No.	Filing Date	Provided Herewith
4.1	Rights Agreement, dated as of September 15, 2003, by and between the Registrant and Computershare Trust Company, Inc.	8-A	000-26734	4.2	9/25/2003

4.2	Amendment No. 1 to Rights Agreement, dated as of November 6, 2006. by and between the Registrant and Computershare Trust Company, Inc.	8-A/A	000-26734	4.2	11/8/2006

4.3	Fusion-io, Inc. 2008 Stock Incentive Plan and related documents.					X

4.4	Fusion-io, Inc. 2010 Executive Stock Incentive Plan and related documents.					X

4.5	Fusion-io, Inc. 2011 Equity Incentive Plan and related documents.					X

4.6	Form of Fusion-io, Inc. Non-Plan Stock Option Agreement.					X

4.7	IO Turbine, Inc. 2009 Equity Incentive Plan and related documents.					X

4.8	NexGen Storage, Inc. 2010 Equity Incentive Plan and related documents.					X

5.1	Opinion of Skadden, Arps, Slate, Meagher & Flom LLP.					X

23.1	Consent of Ernst & Young LLP (consent of independent registered public accounting firm).					X

23.2	Consent of Skadden, Arps, Slate, Meagher & Flom LLP (included in Exhibit 5.1).					X

24.1	Power of Attorney (included on the signature page of this Registration Statement).					X